EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 14, 2025, relating to our audit of First US Bancshares, Inc. and subsidiaries’ (the “Company”) consolidated financial statements as of and for the year ended December 31, 2024, which appears in this Annual Report on Form 10-K, in the Company’s following Registration Statements:

● Registration Statement No. 333–110013 on Form S-8,

● Registration Statement No. 333–112127 on Form S-8,

● Registration Statement No. 333–189113 on Form S-8,

● Registration Statement No. 333–189767 on Form S-8,

● Registration Statement No. 333–233118 on Form S-8;

● Registration Statement No. 333–255577 on Form S-8; and

● Registration Statement No. 333–271510 on Form S-8.

/s/ Carr, Riggs & Ingram, LLC

Atlanta, Georgia

March 14, 2025